Exhibit 10.1
INSULET CORPORATION
2017 STOCK OPTION AND INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
Cover Sheet

Insulet Corporation, a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Stock”), to you, subject to the vesting and other conditions set forth in this Insulet Corporation 2017 Stock Option and Incentive Plan Non-Qualified Stock Option Agreement, including the Appendix attached hereto (the “Agreement”) and in the Insulet Corporation 2017 Stock Option and Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:
Name of Grantee:
Number of shares of Stock Covered by this Option:
Option Exercise Price per share of Stock:
Vesting Schedule:
Except as otherwise provided in this Agreement, the number of shares of Stock covered by this Option shall vest in substantially equal installments on the first, second, third and fourth anniversary of the Grant Date (each a “Vesting Date”), provided that you remain in continuous Service from the Grant Date until the applicable Vesting Date.

By electronically accepting this Agreement, you agree that you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement and in the Plan. You acknowledge and agree that, if there is any conflict between the terms of the Plan and this Agreement, the Plan’s terms govern.

This is not a stock certificate or a negotiable instrument.

INSULET CORPORATION
2017 STOCK OPTION AND INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option
This Agreement evidences an award of a non-qualified stock option exercisable for such number of shares of Stock set forth on the cover sheet of this Agreement and subject to the terms and conditions set forth in this Agreement and in the Plan. This Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative, if authorized by the Company and to the extent such designation is valid under Applicable Laws) may exercise this Option. Other than by will or the laws of descent and distribution (if authorized by the Company and to the extent such designation is valid under Applicable Laws), this Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may this Option be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit this Option.
Notwithstanding these restrictions on transfer, the Committee may authorize, in its sole discretion, the transfer of the vested portion of this Option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family (to the extent such designation is valid under Applicable Laws), subject and pursuant to the terms of the Plan.

Vesting and Exercisability
This Option shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement.
Upon a Vesting Date, any fractional shares shall be rounded to the nearest whole share, but in the event that such rounding convention would otherwise result in your vesting in more than the number of shares of Stock underlying this Option and listed on the cover sheet of this Agreement, any fractional share shall be rounded down to the nearest whole share.
Except as otherwise provided in this Agreement, no additional portion of this Option shall vest after your Service has terminated for any reason. For purposes of this Option, a termination of Service will be deemed to have occurred as of the date you are no longer providing services to the Company or any of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any) and will not be extended by any notice period (e.g., your Service relationship will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any). Unless otherwise expressly provided in the Plan or determined by the Company, (i) your right to vest in this Option, if any, will terminate as of such date, and (ii) the period (if any) during which you may exercise this Option after termination of Service will commence on such date.
This Option is only exercisable before it expires and then only with respect to the vested portion.

Death, Disability and Termination in Connection with a Sale Event
If your Service is terminated (i) due to your death or Disability or (ii) within 24 months after a Sale Event by the Company without Cause or by you for Good Reason, this Option shall immediately become fully (100%) vested and exercisable as of your employment termination date.
For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; or (ii) a material reduction in your then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which you are principally employed to a location more than fifty (50) miles from such offices. For purposes of clause (i) hereof, a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty. “Good Reason Process” shall mean: (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within thirty (30) calendar days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of thirty (30) calendar days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your Service relationship within thirty (30) calendar days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Term
This Option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. This Option will expire earlier if your Service terminates, as described below.

Termination of Service – Forfeiture of Options
Unless the termination of your Service triggers accelerated vesting or other treatment of this Option pursuant to the terms of this Agreement, the Plan, or otherwise, you will automatically and immediately forfeit to the Company the unvested portion of this Option in the event your Service terminates for any reason.
If your Service is terminated for Cause, then you shall automatically and immediately forfeit to the Company the entire Option (both vested and unvested portions), and this Option shall automatically and immediately expire.

Termination of Service – Expiration of Vested Options
If your Service terminates for any reason, other than death, Disability, or Cause, then the vested portion of this Option will expire at the close of business at Company headquarters on the ninetieth (90th) calendar day after your employment termination date.

Notwithstanding the foregoing, to the extent permitted by Applicable Laws, in the event of your Retirement (as defined below), the vested portion of this option will expire at the close of business at Company headquarters on the third anniversary of the date of your Retirement. For purposes of this Agreement, the term “Retirement” shall mean your termination of Service, other than by the Company for Cause, on or after such time as the sum of your age and number of years of continuous Service equals 65, provided you are at least 55 years of age and have completed at least 5 years of continuous Service at the time of termination. To the extent that a court or tribunal of competent jurisdiction determines that this Retirement provision is invalid or unenforceable, in whole or in part, due to relevant age discrimination rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the extent necessary to make it valid and enforceable to the full extent permitted under Applicable Law.
If your Service terminates because of your death or Disability, or if you die during the ninety (90)-day period after your termination of employment for any reason (other than Cause), then the vested portion of this Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12)-month period, your estate or heirs may exercise the vested portion of this Option (if authorized by the Company and to the extent such designation is valid under Applicable Laws).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you are on a bona fide leave of absence that was approved by the Company or an Affiliate or Subsidiary who is your employer (the “Employer”) in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment with the Employer.
The Company, in its sole discretion, determines which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Notice of Exercise
This Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than one hundred (100) shares, unless the number of vested shares purchased is the total number available for purchase under this Option, by following the procedures set forth in the Plan and in this Agreement.
When you wish to exercise this Option, you must exercise in a manner required or permitted by this Agreement. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you exercise this Option, you must include payment of the aggregate Option Price for the shares you are purchasing. Subject to any procedures established by the Company, payment may be made in one of the following forms:
•    By your delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding obligations for Tax-Related Items (as defined below).
•    By your delivery of cash or cash equivalent in a manner that is acceptable to the Company.
•    By the Company’s withholding a number of shares of Stock that would otherwise be issuable to you upon your exercise of this Option. The Fair Market Value of the shares as of the effective date of the exercise will be applied to the Option Price.
•    To the extent allowed under Applicable Laws, by your surrender of shares of Stock which are already owned by you, which are deemed surrendered by you pursuant to your attestation of ownership to the Company. The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Option Price.
Notwithstanding the foregoing, you may not tender any form of payment or exercise this Option by any method that the Company determines, in its sole discretion, could violate any Applicable Law, regulation or Company policy or that is otherwise unacceptable to the Company.

Evidence of Issuance
The issuance of the shares of Stock upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more Stock certificates.

Withholding
Regardless of any action taken by the Company or, if different, your Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the issuance of shares of Stock upon exercise of this Option, the subsequent sale of shares of Stock acquired pursuant to such exercise or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of this Option or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one (or a combination) of the following:
(i)    withholding from your wages or other cash compensation paid to you by the Company or the Employer;
(ii)    requiring you to surrender shares of Stock that you previously acquired (only for U.S. taxpayers);
(iii)    withholding from proceeds of the sale of shares of Stock acquired upon exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization, without further consent);
(iv)    requiring you to tender a cash payment to the Company or the Employer in the amount of the Tax-Related Items; and/or
(v) withholding from shares of Stock that otherwise would be issued to you when you exercise this Option.
Notwithstanding the foregoing if you are subject to Section 16 of the Exchange Act, the Company will withhold shares of Stock to satisfy any applicable Tax-Related Items withholding upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii), (iii) or (iv) above or as otherwise approved by the Committee (as constituted in accordance with Section 3.1.2. of the Plan).
The Company may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares of Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Stock subject to this Option, notwithstanding that a number of shares of Stock are held back solely for the purpose of satisfying the Tax-Related Items.
Finally, you agree to pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to permit the exercise of this Option or issue or deliver shares of Stock or proceeds from the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Nature of Grant	In accepting this Option, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Options or benefits in lieu of Options, even if Options have been granted in the past; (c) all decisions with respect to future Options or other grants, if any, will be at the sole discretion of the Company; (d) this Agreement does not give you the right to remain retained or employed by the Company or your Employer (or any of their Subsidiaries or Affiliates) in any capacity; (e) the Company and your Employer (or any of their Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason, in accordance with Applicable Laws; (f) if you are not providing Service to the Company or your Employer, this Option grant does not establish an employment or other Service relationship with the Company or your Employer (or any of their Subsidiaries or Affiliates); (g) you are voluntarily participating in the Plan; (h) this Option and shares of Stock subject to this Option, and the income from and value of same, are not intended to replace any pension rights or compensation; (i) this Option and shares of Stock subject to this Option, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (j) the future value of the shares of Stock subject to this Option is unknown, indeterminable, and cannot be predicted with certainty; (k) if the shares of Stock subject to this Option do not increase in value, this Option will have no value; (l) if you exercise this Option and acquire shares of Stock, the value of such shares of Stock may increase or decrease in value, even below the exercise price; (m) no claim or entitlement to compensation or damages shall arise from the forfeiture of this Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any) and/or the application of any recoupment, recovery or clawback policy; (n) unless otherwise agreed with the Company, this Option and shares of Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director for any Subsidiary or Affiliate; (o) unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Agreement do not create any entitlement to have this Option transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and (p) the following provisions shall be applicable only to employees outside the U.S.: (i) this Option and shares of Stock subject to this Option, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (ii) neither the Company, the Employer, nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option or the subsequent sale of shares of Stock acquired upon exercise of this Option.

Data Privacy
Data Collection and Usage. The Company and any Subsidiaries or Affiliates, including the Employer, may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security, social insurance, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any of its Subsidiaries or Affiliates, details of all awards or any other entitlement to shares of Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and the Company’s legitimate business interest of managing the Plan and generally administering the Awards.
Plan Administration Service Providers. The Company transfers Data to Fidelity Stock Plan Services, LLC (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. You acknowledge and understand that Fidelity will open an account for you to receive and trade shares of Stock acquired under the Plan and that you will be asked to agree on separate terms and data processing practices with Fidelity, with such agreement being a condition to the ability to participate in the Plan. The legal basis for the transfer of Data by the Company to Fidelity is your consent. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of your Data in the United States or, as the case may be, other countries, may not be subject to substantive data processing principles or supervision by data protection authorities. In addition, you may not have enforceable rights regarding the processing of Data in such countries. The Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and its Subsidiaries and Affiliates within the EU and other non-U.S. jurisdictions.
International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.

Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. You understand that you may withdraw your consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Options or other equity awards to you or administer or maintain your participation in the Plan.
Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.
Alternative Basis for Data Processing/Transfer. You understand that in the future, the Company may rely on a different legal basis for the processing and/or transfer of Data and/or request that you provide another data privacy consent form. Upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Compliance with Law
Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the exercise of this Option and/or delivery of shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any other state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of shares of Stock. Further, you agree that the Company shall have unilateral authority to amend this Agreement to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock.

Stockholder Rights
You, or your estate or heirs, do not have any of the rights of a stockholder with respect to the shares of Stock underlying this Option unless and until the shares of Stock underlying this Option have been issued upon exercise of this Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. Except as described in the Plan, no adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry is made).

Adjustments
In the event of a stock split, a stock dividend, or a similar change in the Stock, the number of shares of Stock covered by this Option shall be adjusted pursuant to the Plan.
This Option shall be subject to the terms of the agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Clawback
This Option and the shares of Stock that may be issued hereunder (including the proceeds from any sale of such shares of such Stock), are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to the Company’s Policy for Recoupment of Incentive Compensation or any other Company “clawback” or recoupment policy or Applicable Law that requires the repayment by you to the Company of compensation paid by the Company or your Employer to you.
Without limiting the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the twelve (12)-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.

Appendix	Notwithstanding any other provision in this Agreement, this Option shall be subject to any special terms and conditions set forth in the Appendix that are or may be applicable to you because of your work location and/or place of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Governing Law; Venue
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, you hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Middlesex County, Massachusetts, or the federal courts for the U.S. for the District of Massachusetts, and no other courts, where this grant is made and/or to be performed.

The Plan
The text of the Plan is incorporated into this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; provided, however, that if this Agreement or the Plan provide a level of benefits with respect to this Option that differs from the level of benefits provided under the Insulet Corporation Amended and Restated Executive Severance Plan or the Insulet Corporation Severance Plan, then the terms of the plan that provides for the more favorable benefit to you shall govern.

Insider Trading/Market Abuse Laws
You understand that you may be subject to insider trading restrictions and/or market abuse laws, in applicable jurisdictions, including but not limited to the United States, your country and any stock plan service provider’s country, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Options) or rights linked to the value of shares of Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It is your responsibility to comply with any applicable restrictions and you should consult with your personal legal advisor on this matter.

Language
You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement, or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of Stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Foreign Asset/Account Reporting Requirements
You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should speak to your personal legal advisor on this matter.

Severability
The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Grantee.

Electronic Delivery
By accepting this Option, you consent to receive documents related to this Option by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A
The grant of this Option is intended to be exempt from or, to the extent subject thereto, to comply with Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Subsidiaries or Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Subsidiaries or Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By electronically accepting this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan.

Grantee Name
Grantee Acceptance Date